Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement (No. 333-104464) of Servotronics, Inc. on Form S-8 of our report dated March 31, 2005 relating to the consolidated balance sheet of Servotronics, Inc. and Subsidiaries as of December 31, 2004, and the related consolidated statements of operations and cash flows for the years ended December 31, 2004 and 2003, which report appears in the December 31, 2004 annual report on Form 10-KSB of Servotronics, Inc.

PricewaterhouseCoopers LLP

Buffalo, New York
March 31, 2005